Exhibit 99.2

First Quarter Fiscal 2005

Conference Call Remarks

February 4, 2005

7:30 a.m. CT

Genny Pennise, Investor Relations:

Good morning and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO. Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our one-time, IPO-related grant of restricted stock to employees. We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to GAAP.

And given that this is the first quarter that our results include the operations of Exult, we will also discuss comparisons in terms of 2004 pro forma results – which compares reported current year results versus pro forma results for the prior year – and includes Exult in the prior year to provide a greater degree of comparability. This will be consistent with the SEC’s definition of pro forma results that will be included in our periodic filings to reflect the Exult combination. We have posted a slide to our Web site which gives the breakdown of our fiscal 2004 pro forma results by quarter. It is located in the presentation section within the Investor Relations section of the Web site.

In addition, on this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others. Now I’ll turn it over to Dale...

Dale Gifford, Chairman and CEO:

Thank you, Genny, and good morning, everyone. Thank you for joining us.

Before I dive into the details of our recent quarter, let me mention a few of the highlights…

•	First, we extended our winning streak, adding a total of 7 new HR BPO deals since the merger closed October 1st, 3 of which we announced since our last quarterly conference call. This includes the recently announced contract with Rockwell Automation, as well as today’s additions of Marriott International and The Thomson Corporation. These successes put us on a great path for future revenue growth and profit.

•	Second, we made rapid progress integrating Exult. We achieved our synergy cost target for the quarter, by capturing over $4 million of cost synergies.

•	And, we produced overall good bottom line results in the quarter – our first quarter operating on a combined basis with Exult.

Now, with respect to our performance in the quarter…

All in, reported total Company revenues increased nearly 34% and core earnings increased 16%. Reported Outsourcing segment revenues increased 47%, and Consulting segment revenues increased 7%.

Outsourcing revenue growth and core earnings met our expectations, and Consulting margins showed some improvement. Consulting revenues were slightly below our expectations, however, driven by a decline in our health management consulting revenues, most of which we believe is a timing issue.

As we expected, the competitive landscape in the broader HR business has continued to evolve. Recent news of consolidation and alliances in the industry, although not unexpected, further reinforces the strong interest in the outsourced HR service offering, and supports the growth potential that we and others see. We remain confident in our competitive position. We are the only organization capable of offering total HR services – benefits, payroll, recruiting, learning, HR consulting, and more – on a fully integrated basis, with significant human resources domain expertise. In many ways, the competitive market is changing to follow our lead.

As I mentioned, we have experienced strong traction in the marketplace early on as a result of our comprehensive and flexible solution. Let me spend a minute talking about our new clients. As I mentioned, we are very pleased to announce today that Marriott International and The Thomson Corporation have hired us to provide a wide range of HR BPO services. In the case of Marriott International, we will be providing workforce administration, benefits, compensation, recruiting, domestic relocation, and learning and development, to its 128,000 associates. We will provide these services to Marriott under a 7-year agreement. For Thomson, we’ll be providing benefits, compensation, payroll, learning and development, and recruiting, to their 28,000 U.S. employees under a 5-year contract. And finally, in January, we announced a 15-year contract with Rockwell Automation, to provide workforce administration, payroll, health and welfare and defined benefit services to their 15,000 U.S. employees. We are very excited about each one of these new contracts, especially given their breadth and depth, and the highly competitive processes in which we won the work. And they bring us to a total of over 25 HR BPO clients.

We have continued to see an increase in the number of bundled, multi-process deals – as a matter of fact, almost all of our HR BPO contracts include benefits outsourcing services, and a majority of them include payroll services. Sourcing advisors are increasingly recommending that companies evaluate broader HR solutions, rather than individual, discrete services. This serves as further reinforcement of our decision to combine with Exult, giving us the ability and the flexibility to offer clients the broadest range of services available in the market today.

Moving on to the details… We are going to be talking about our results in several different ways today, so before I dig into the numbers in more detail, let me speak to some of the key highlights from the quarter on both a reported and a pro forma basis.

So first on a reported basis…

•	Net revenues grew 34%; comprised of Outsourcing growth of 47%, and Consulting revenue growth of 7%.

•	Operating income increased 10% on a reported basis, resulting in total Company operating margins of 8.7%, versus 10.5% in the prior-year quarter.

•	And net income increased 16% to $34 million, or $0.28 per diluted share, from $29 million, or $0.30 per diluted share, in the prior-year quarter.

Now on a pro forma basis - which is what we believe to be the most meaningful comparison given the merger with Exult…

•	Net revenues increased 11% over the pro forma prior-year first quarter. On this basis, Outsourcing revenues increased 12%, and Consulting revenues increased 7%. After adjusting for the effects of 2004 acquisitions and currency changes, firm-wide revenues increased 8% over the pro forma prior-year period, Outsourcing revenues increased 10%, and Consulting revenues increased 3%.

•	Total Company operating income grew 9% over the pro forma prior-year quarter; resulting in a total Company operating margin of 8.7%, versus 8.8% in the pro forma prior-year period.

•	And net income grew 16%, to $34 million, or $0.28 per diluted share, from $29 million, or $0.24 per diluted share in the pro forma prior-year quarter.

Before I talk about segment results, let me take a minute to talk about how we see the expansion of our HR BPO business affecting our future results. As many of you know, these are large complex arrangements involving a wide variety of services. The initial discussions that lead to an agreed upon scope can take weeks, months, or in some cases a year or more. There are instances where we will be performing transition services, or increasing staffing, while we refine the scope, and in other cases we won’t. And, as is the case today, the third party revenues in these contracts vary widely. The net result is that our revenues and our costs, and as a result our margins, will be more variable than they have been in the past, and therefore will be harder to as precisely predict. And since many of these deals will have consulting work included in the arrangements, that variability will affect both our outsourcing and consulting segments. We have consistently said that we are long-term focused – that hasn’t changed. We see a substantial market opportunity, and recognize that we will experience more variability as we continue to grow the business.

Moving to our segment results. I’ll begin with Outsourcing, which achieved our expected revenues in the quarter.

Looking at revenue growth on a pro forma basis – the primary drivers of the 12% revenue growth in Outsourcing were an increase in revenues from some of our newer clients, as well as an increase in services to existing clients. Revenue growth was also driven by the inclusion of results for Exult’s 2004 acquisition of ReloAction, our acquisition of the majority interest in our Puerto Rico operations, and favorable foreign currency translations.

Participant counts by Benefits service area are detailed in the press release, but in total, at the end of the quarter we were serving 18.8 million benefits participants, an increase of 8% over the prior year’s first quarter. Included in that number are benefits participants that were managed and serviced as part of broader HR BPO contracts. At the end of the first quarter, we were serving roughly 635,000 employees with our HR BPO services.

Now, let me turn to backlog and pipeline. As you know, beginning last quarter, we started disclosing the backlog and pipeline in terms of revenue, rather than in terms of participant or employee counts.

Last quarter we reported total outsourcing backlog, which we define as companies who have signed a contract or a letter of intent but are not yet producing revenues, of roughly $125 million of annualized revenue, and pipeline of approximately $400 million of annualized revenue. In the first quarter, we were able to convert roughly $90 million of annualized revenue from the pipeline into the backlog. So today, we have approximately $180 million of annualized revenue in backlog. Over three-quarters of this $180 million is related to HR BPO services and the remainder is for benefits services that are not part of a broader HR BPO arrangement. The companies currently in backlog on average are a bit smaller than what we believe we will typically see.

Turning to the current pipeline, which we define as companies to which we have submitted a formal proposal, we have roughly $225 million of annualized revenues in the pipeline, of which over two-thirds is related to HR BPO with the remainder from stand-alone Benefits services. We are very far along in discussions with a couple of the companies in our pipeline with respect to large broader HR opportunities, and expect to be able to report something to you on these in the coming months. In addition, we are actively working with a number of companies with respect to our HR BPO offer, many of which we’re confident will move into the pipeline before too long.

With the market shifting to broader HR outsourcing solutions, we are seeing somewhat fewer large stand-alone benefits opportunities. In some cases, opportunities that started as stand-alone benefits opportunities quickly became full BPO offers. Of the number of stand-alone benefits opportunities that we’re seeing, our win rate has remained strong at around 40%. However, our wins over the past few months have been smaller average size clients in terms of participant counts – more in the area of 15,000-to-20,000 employees on average as opposed to 30,000-to-40,000. Therefore, based on participants, our win rate in the quarter was closer to 20%, and as a result, our participant growth is lower than what we have typically seen at this point in the year.

In terms of Outsourcing margins… They were down slightly year-over-year on a pro forma basis during the quarter, with some clients coming on line slightly later than planned, and a higher mix of third party revenue.

Turning to our outlook for Outsourcing for the rest of fiscal 2005. As I mentioned earlier, during this period of high growth, when we’re signing new, large contracts, our revenues and margins are less predictable than they have been in the past due to the timing of when contracts are signed, as well as when they go live. Our outlook for Outsourcing segment revenue growth in fiscal 2005 is now about 45% - 50% – or 10% - 13% on a pro forma basis – compared to our previous estimate of about 50%. There are two principal reasons for the change. First, we are expecting lower third party revenues than earlier estimates – despite this being a little higher than expected in the first quarter – but keep in mind that these contribute little to margins. And second, while we’ve had great success at signing new HR BPO deals and filling our pipeline, the revenue from those new clients is starting a bit later than we initially planned. In terms of margins, we are targeting Outsourcing margins to be about 14-15% for the year. We are more cautious on margins based on experience with timing and the impact of early stage business on the portfolio.

Let me now turn to our Consulting business. Consulting segment revenues increased 7% on a reported basis - and on an organic, constant currency basis grew 3%, which was below our expectations. Year-over-year, and on an organic, constant currency basis, low-single digit growth in Retirement plan consulting and mid-single digit growth in All Other Consulting was offset by a high-single digit decline in Health Management Consulting. This decline in Health Management revenue was the result of two issues – a difficult comparison quarter due to a single large consulting project in the prior-year quarter, and a shift in the timing of some health management services to the second half of this year. Additionally, while RFM revenues in the U.K. increased as expected in the quarter, we saw softness in North America due to increased selling time, fewer special projects for large clients, and additional training time for some of our associates. On a reported basis, RFM and All Other Consulting grew in the low-double digits and high-single digits, respectively, primarily due to the effects of currency exchange rate changes.

On a pro forma basis, Consulting operating margins were 13.7% in the quarter compared to 13.0% in the prior-year quarter. The improvement was primarily due to increases in Europe, driven by a combination of higher revenues and a low comparable in the prior-year quarter as it included some facility exit costs. The improvement was partially offset by lower margins in Health Management which were a result of the same issues that drove Health Management’s revenue decline in the quarter as previously discussed.

For Consulting, we continue to expect revenues in fiscal 2005 to grow between 4-and-8% on a reported basis, and Consulting margins north of 18%.

For the total Company, as you saw in the release, for 2005, we now expect combined revenue growth rates for fiscal 2005 in the range of about 31% - 35%, or approximately 9% - 11% on a pro forma basis. And we continue to expect core operating margins to be around 9-and-a-half percent on a reported basis, including unallocated shared services costs of around 6-and-a-half percent of revenue. All in, we are expecting core earnings of between $152 and $156 million—including all acquisition-related integration and retention costs and the amortization of acquisition-related intangibles, as well as the operating synergies. A substantial portion of the potential reduction in revenues versus initial guidance is due to lower expectations for third party revenues, which as previously mentioned, contribute less to earnings. We expect to achieve our earnings guidance through disciplined management of costs, as well as expected consulting growth in the second half of the year.

For the second quarter, we are forecasting total company revenue growth of approximately 27-to-29%, or about 7-to-8% on a pro forma basis. And core earnings of about $33-to-$35 million. We expect lower Outsourcing margins to be offset by improvements in Consulting margins, and margins in both segments will be favorably impacted by lower variable compensation expenses, tied to the timing of forecasted operating income.

And I should point out that our earnings guidance does not include the effect of the change in accounting rules requiring expensing of stock options. That will affect us beginning in our fourth fiscal quarter, and we will address that on our next call.

With that, I am going to turn the call over to Dan so he can walk you through our results in more detail.

Dan DeCanniere, Chief Financial Officer

Thank you, Dale.

I’ll first give a bit more detail on our results for the quarter, and then spend a few minutes reviewing the capital requirements and operating margins of our HR BPO contracts.

I want to reiterate that many of my comments will focus on the Company’s results on a pro forma basis, comparing reported current year results versus pro forma results for the prior year, to allow for more meaningful comparisons.

Beginning with the details of our income statement, and with the compensation and related expense line item.

On a pro forma basis, Compensation and related expenses were relatively flat year-over-year as a percentage of revenues – at about 59%. Adjusting for amortization of the retention-based one-time restricted stock grants and compensation expense related to 2004 acquisitions, Compensation and related expenses as a percent of net revenues decreased slightly. The decrease is primarily due to increases in revenues relative to compensation in the Outsourcing business and in the European region. These increases in associate productivity were offset by decreases in Health Management and higher third party vendor costs.

Other operating expenses, which include technology, occupancy, and related direct client service costs increased during the quarter on a pro forma basis, to 26.1% from 25.8% as a percentage of revenue. The increase was driven by higher outside vendor expenses for services we provide to our clients, which was also reflected in higher first quarter Outsourcing revenues related to third party vendors, as well as some higher maintenance expenses on computer equipment.

SG&A expenses declined as a percentage of revenues to 5.4% of revenues versus 5.6% in the prior-year pro forma quarter. The decline was largely due to the effects of leveraging our combined scale from the merger with Exult – with revenues growing at a faster rate than these costs.

In total, operating expenses, excluding the expenses for the one-time, IPO-related grant of restricted stock to employees, stayed relatively flat as a percentage of revenues on a pro forma basis.

As we said last quarter, we will continue to report a core earnings measure, which excludes the expense for the one-time IPO-related grant of restricted stock. We have not changed our definition of core earnings, and will continue to disclose the incremental Exult merger-related expenses in each of the next several quarters. Core operating income increased more than 10% to $66 million from $60 million in the prior-year quarter, including $5.3 million of expense related to the amortization of Exult acquisition-related intangibles, $4.2 million of synergies realized in connection with the merger, and acquisition-related integration and retention costs of $2.9 million. On this basis, core operating margin decreased to 9.3%, from 11.3% in last year’s first quarter. The decline was primarily due to lower Outsourcing margins resulting from the addition of Exult to the mix. Improved Consulting margins and leverage of centrally managed unallocated shared services costs partially offset this impact. Compared to the pro forma prior-year quarter, reported operating income grew 9%, to $62 million from $57 million. On this basis, total Company operating margin dropped slightly to 8.7% from 8.8%. – primarily the result of lower Outsourcing margins, which were only partially offset by improved Consulting margins and leverage of unallocated shared services costs.

Turning to cash flow. Cash flow from operations was $51 million for the quarter compared to $46 million in the prior-year period. Free cash flow—defined as cash flow from operations less investments – which include capital expenditures and capitalized software — was $18 million, which compared to $16 million in the first quarter of 2004, an increase of 15%. The increase was primarily due to an improvement in the timing of collections and the Company’s improved operating performance in the quarter. These increases were partially offset by higher annual incentive payout in fiscal 2005 for the 2004 fiscal year, compared to a lower payout in 2004 from fiscal 2003 accruals. We continue to expect free cash flow for fiscal 2005 to be between about $175 and $190 million.

Capital expenditures were $32 million in the quarter. This is comprised of property and equipment and software—and you’ll recall that software is part of the other assets line on the statement of cash flows.

Now, turning to contract capital requirements and margins. Based on the new client signings we have announced so far, and those we anticipate signing near term, we continue to expect that the upfront investments required to implement new clients – which are primarily staffing costs – will be in the range of 3-to-5% of total contract value. This is consistent with what we have included in our cash flow projections for the year.

As for HR BPO contract margins – and I’m specifically speaking to margins on a reported segment basis – we have said that we expect contracts to achieve high teens or better margins at maturity. For those contracts that are presently in years 3 and later – and I remind you that this is a fairly small but growing population right now – we are currently producing margins in the low-double digits, measured over the last four quarters. We are on track to hit high-teens margins across this book of business as these contracts mature, again on a reported segment basis.

Finally, in December, FORE Holdings reported that of the approximately 3.2 million shares that became unrestricted in October and November, about one-third were sold. For the quarter ended December 31, of the 4.8 million shares that became unrestricted, approximately 1.9 million were sold – bringing the total sales for the period to under 40% of those released. We continue to believe that the liquidity needs of the former owners can be satisfied by the expanded program in place through March, as well as any program that FORE Holdings might announce for the April to June timeframe, making a secondary offering unlikely.

In addition, as you know, we received authorization last June to repurchase up to $150 million of stock. In the first quarter, we repurchased approximately 1.7 million Class A shares at an average price of $27.85, for a total of $47 million. As of December 31, we had a little over $100 million of total repurchase authority remaining under that plan.

I want to highlight that today we also announced that we have board authorization to repurchase up to $300 million of Hewitt Class A, B, and C shares in the next 12 months, given our continued strong cash position. The repurchase may be executed through open market purchases, tender offers, privately negotiated purchases, or other means, and replaces the remainder of the $150 million program previously in place.

Now, with that …I’ll ask the operator to begin the Question and Answer period. Operator…

Dale Gifford:

Before we conclude, I’d like to recognize a couple of things that Hewitt Associates has recently been involved in that I think say something about us as an organization.

We, like the rest of the world, have been deeply saddened by the devastation caused by the tsunami in Southeast Asia. In response to the disaster, in some major cities – such as right here in Chicago – we donated our facilities and technology to serve as call centers for telethons, and had over 1,000 of our associates volunteer their time to take calls and record contributions, which raised millions of dollars for the relief effort. In addition, contributions from our associates to the American Red Cross were matched dollar-for-dollar by Hewitt, resulting in total company contributions totaling more than $400,000. It was an honor to be able to contribute our expertise and financial support to the cause. I would like to extend a sincere thank you to our many associates who were involved in those efforts.

Secondly, the HR Policy Association which recently introduced National Health Access – a program designed to provide affordable health insurance options to working Americans who are not eligible for employment-based coverage. The program is being implemented by the Associations’ Affordable Health Care Solutions Coalition – which represents more than 50 Fortune 500 companies. Hewitt Associates assisted the HR Policy Association in their efforts, and the coalition has retained Hewitt to administer the program and track results to ensure consistent implementation and reduce the administrative burden on the coalition and participating individual employers. I am very pleased that we have been chosen to support and work with the nation’s largest employers as they work to develop meaningful health care market reforms.

In conclusion, once again I want to reiterate our management team’s confidence about the long-term prospects for our business.

We have the most comprehensive, flexible service offering available in the marketplace, and we remain confident in our competitive position. And we continue to help our clients achieve their business objectives.

I thank you for joining us today.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or ssuppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in the Company’s most recent form 10-K and most recent prospectus filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).

Pro Forma Information Combining Hewitt and Exult for Fiscal 2004

The unaudited pro forma combined income statements and supplemental segment information present illustrative combined unaudited statements of operations of Hewitt Associates, Inc. (“Hewitt” or the “Company”) and Exult, Inc. (“Exult”), giving effect to the merger as if it had been completed on October 1, 2003, the beginning of Hewitt’s fiscal year 2004. The unaudited pro forma combined income statements combine the historical financial results of Hewitt and Exult. The unaudited pro forma income statement has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Hewitt and Exult. The unaudited pro forma combined financial information shows the impact of the merger with Exult on Hewitt’s historical results of operations applying the purchase method of accounting.

The unaudited pro forma combined income statements are presented for illustrative purposes only and are not indicative of the results of operations that might have occurred had the merger actually taken place as of the dates specified, or that may be expected to occur in the future. They do not assume any benefits from cost savings or synergies and they do not reflect any integration costs that the combined company realized or incurred after the merger. The unaudited pro forma combined income statements do reflect the estimated effect of Exult’s adoption of Hewitt’s accounting policy of recognizing revenue based upon delivery of services.

For a more detailed description of Hewitt’s and Exult’s revenue recognition policies, please refer to the historical consolidated financial statements and the related notes of Hewitt and Exult.

Hewitt Associates, Inc.

Pro Forma Combined Income Statements (Hewitt Associates, Inc. and Exult, Inc.)

Fiscal Quarters and Fiscal Year Ended September 30, 2004

Amounts in millions, except per share amounts

(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2004
Revenues:
Revenues before reimbursements	$641.9	$651.7	$670.0	$698.7	$2,662.3
Reimbursements	18.7	13.2	11.9	13.7	57.5

Total revenues	$660.6	$664.9	$681.9	$712.4	$2,719.8
Operating expenses:
Compensation and related expenses, excluding initial offering restricted stock awards	$380.0	$389.5	$402.2	$418.2	$1,589.9
Initial public offering restricted stock awards	4.1	4.6	3.8	4.2	16.7
Reimbursable expenses	18.7	13.2	11.9	13.7	57.5
Other operating expenses	165.4	172.2	170.2	181.9	689.7
Selling, general and administrative expenses	35.8	37.6	42.2	40.0	155.6

Total operating expenses	$604.0	$617.1	$630.3	$658.0	$2,509.4

Operating income	56.6	47.8	51.6	54.4	210.4
Other expenses, net	(6.9)	(4.2)	(4.0)	(1.8)	(16.9)

Income before income taxes	$49.7	$43.6	$47.6	$52.6	$193.5
Provision for income taxes	20.4	17.9	19.5	21.5	79.3

Net income	$29.3	$25.7	$28.1	$31.1	$114.2
Earnings per share:
Basic	$0.25	$0.22	$0.24	$0.26	$0.97
Diluted	0.24	0.21	0.23	0.26	0.95
Weighted average shares:
Basic	117.9	118.0	118.0	118.6	118.1
Diluted	119.9	120.7	120.7	119.7	120.2

Please refer to the Hewitt Associates, Inc. Form 10-Q for details on the computations and assumptions for amounts presented on this schedule.

Hewitt Associates, Inc.

Pro Forma Combined Segment Information (Hewitt Associates, Inc. and Exult, Inc.)

Fiscal Quarters and Fiscal Year Ended September 30, 2004

Amounts in millions

(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2004
Outsourcing
Revenue before reimbursements (net revenues)	$465.0	$456.4	$471.3	$497.0	$1,889.7
Segment Income	83.3	67.4	68.7	83.9	303.3
Consulting
Revenue before reimbursements (net revenues)	$176.9	$195.3	$198.7	$201.7	$772.6
Segment Income	23.0	36.8	37.0	31.9	128.7

Total Company
Revenue before reimbursements (net revenues)	$641.9	$651.7	$670.0	$698.7	$2,662.3
Segment Income	106.3	104.2	105.7	115.8	432.0
Unallocated shared services costs	(45.6)	(51.8)	(50.3)	(57.2)	(204.9)
Initial Public Offering restricted stock awards	(4.1)	(4.6)	(3.8)	(4.2)	(16.7)

Operating Income	$56.6	$47.8	$51.6	$54.4	$210.4

Please refer to the Hewitt Associates, Inc. Form 10-Q for details on the computations and assumptions for amounts presented on this schedule.